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                                                                      Exhibit 21


                           Subsidiaries of Registrant


     The registrant owns 100% of the issued and outstanding capital stock of TruServ Real Estate Agency, Inc., TruServ Acceptance Company, TruServ Logistics Company, and General Paint and Manufacturing Co., all Illinois corporations, ServiStar Paint Company and Advocate Services Incorporated, both Pennsylvania Corporations, True Value.com, a Delaware Corporation and indirectly through TruServ Real Estate Agency, Inc., 100% of the issued and outstanding capital stock of True Value de Mexico, S.A. de C.V., a Mexican Corporation, Mary Green, LLC, a Delaware Corporation, and is the sole member of True Specialty Company, LLC. The accounts of these subsidiaries have been consolidated with the registrant's in December 31, 2000 and December 31, 1999.

     In January 1992, the registrant formed a Canadian subsidiary, Cotter Canada Hardware & Variety Company, Inc., owning 100% of the issued and outstanding capital stock. Indirectly, through this subsidiary, the registrant owns 100% of the issued and outstanding voting Preferred Stock of the Canadian cooperative, TruServ Canada Cooperative, Inc.